Exhibit 5.1

Proskauer Rose LLP 2029 Century Park East, Suite 2400 Los Angeles, CA 90067-3010

March 25, 2025

Benitec Biopharma Inc.

3940 Trust Way

Hayward, California 94545

Ladies and Gentlemen:

We have acted as counsel to Benitec Biopharma Inc., a Delaware corporation (the “Company”), in connection with the Company’s offering of securities pursuant to its Registration Statement on Form S-3 (File No. 333-282957) and declared effective by the Commission on November 12, 2024 (the “Registration Statement”), and the base prospectus contained therein and as described in a prospectus supplement filed pursuant to Rule 424(b)(5) of the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (the “Commission”) dated March 25, 2025, relating to the offer and sale (A) to Leerink Partners LLC (“Leerink Partners”), TD Securities (USA) LLC (“TD Cowen”) and Citizens JMP Securities, LLC (the “Underwriters”) pursuant to the underwriting agreement entered into by and between the Company and Leerink Partners and TD Cowen, as the representatives of the Underwriters, dated March 25, 2025 (the “Underwriting Agreement”), of (i) 1,143,000 shares (the “Underwritten Shares”) of the common stock, par value $0.0001 per share (“Common Stock”) of the Company and (ii) 300,000 pre-funded warrants, with each pre-funded warrant exercisable for one share of Common Stock (the “Pre-Funded Warrants”) (the “Underwritten Offering”) and (B) to the Purchasers (as defined in the Purchase Agreement) pursuant to the securities purchase agreement entered into by and between the Company and the Purchasers, dated March 25, 2025 (the “Purchase Agreement” and together with the Underwriting Agreement, the “Agreements”), of 900,000 shares (the “Direct Shares,” and together with the Underwritten Shares, the “Shares”) of Common Stock (the “Direct Offering,” and together with the Underwritten Offering, the “Offerings”). The shares of Common Stock issuable upon exercise of the Pre-Funded Warrants are collectively referred to as the “Pre-Funded Warrant Shares.” The Shares, the Pre-Funded Warrants, and the Pre-Funded Warrant Shares are collectively referred to as the “Securities.”

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following:

(a)	the Prospectus Supplement;

(b)	the Registration Statement;

(c)	the Underwriting Agreement;

(d)	the Purchase Agreement

(e)	the form of Pre-Funded Warrant;

(f)	the amended and restated certificate of incorporation of the Company, as in effect on the date hereof and as amended to date;

(g)	the amended and restated bylaws of the Company, as in effect on the date hereof and as amended to date;

(h)	a certificate, dated on or about the date hereof, issued by the Secretary of State of the State of Delaware, as to the Company’s existence and good standing in such jurisdiction;

(i)	corporate proceedings of the Company relating to its proposed issuance of the Securities; and

(j)	such other instruments and documents as we have deemed relevant or necessary in connection with our opinions set forth herein.

We have made such examination of law as we have deemed necessary to express the opinions contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

Beijing | Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Paris | São Paulo | Washington, DC

Benitec Biopharma Inc.

March 25, 2025

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that:

1.

The Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions set forth in the Agreements and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

2.

The Pre-Funded Warrants, when issued as set forth in the Underwriting Agreement and the Prospectus Supplement, will have been duly authorized and, upon delivery of the consideration as provided in the Underwriting Agreement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law), including, without limitation, principles regarding good faith and fair dealing (including the possible unavailability of specific performance or injunctive relief, concepts of materiality and reasonableness, and the discretion of the court before which a proceeding is brought).

3.

The Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants, when issued as set forth in the Prospectus Supplement, will have been duly authorized for issuance and, when the Pre-Funded Warrant Shares are issued upon exercise of the Pre-Funded Warrants in accordance with the terms thereof, the Pre-Funded Warrant Shares will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and, as to the Pre-Funded Warrants constituting valid and legally binding obligations of the Company, with respect to the laws of the State of New York, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction. The reference and limitation to the “General Corporation Law of the State of Delaware” includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP